Exhibit 99.1

Cara Therapeutics Reports First Quarter 2015 Financial Results

- End-of-Phase 2 meeting with FDA informs Phase 3 clinical

development program for novel kappa opioid, I.V. CR845 -

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- Conference call today at 4:30pm ET –

SHELTON, CONN., May 12th, 2015 – – Cara Therapeutics, Inc. (NASDAQ: CARA), a biotechnology company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting kappa opioid receptors, today announced financial results for the first quarter ended March 31, 2015 and provided an update on its Phase 3 program for I.V. CR845.

“The first half of 2015 continues to be an important period for the Company as we work to finalize and initiate our Phase 3 program for I.V. CR845, which offers the potential for post-operative pain relief without typical opioid side effects,” said Derek Chalmers, Ph.D., D.Sc., President and Chief Executive Officer of Cara Therapeutics.

End-of-Phase 2 Meeting Overview

•	Based on discussions with the U.S. Food and Drug Administration (FDA), the Company currently anticipates the first trial of its I.V. CR845 Phase 3 Program to be a pivotal adaptive trial designed to meet FDA criteria for an adequate and well-controlled clinical trial. The trial will evaluate several doses of I.V. CR845, administered both pre- and post-operatively, in patients undergoing abdominal laparoscopic surgery, including laparoscopic hysterectomy. Cara expects to initiate the trial in the third quarter of 2015, with completion expected in 2016.

•	The FDA provided guidance on optimum methodology to assess the impact of I.V. CR845 on postoperative nausea and vomiting.

•	The FDA advised the Company that its non-clinical and toxicology packages appear adequate for NDA submission; CMC strategy deemed supportive of NDA submission.

“We look forward to initiating the first trial of our I.V. CR845 Phase 3 Program,” said Dr. Chalmers. “Based on discussions at our End-of-Phase 2 meeting, we believe that our currently proposed trials will better position I.V. CR845 for the strongest possible regulatory submission. We were also encouraged by FDA guidance on our non-clinical and toxicology packages and current CMC strategy.”

“During the first quarter of 2015, we also continued to execute on our Phase 2 proof-of-concept study in uremic pruritus and expect to report top-line data from the trial in the second quarter of 2015,” added Dr. Chalmers. “Additionally, we have finalized the Phase 2 protocol for the oral formulation of CR845 and expect to initiate that trial in the third quarter of 2015, with top-line data expected by year-end 2015.”

First Quarter and Recent Business/Corporate Highlights

•	Held End-of-Phase 2 meeting with the FDA.

•	Presented data from human abuse liability study of I.V. CR845 in oral session at the 3rd Conference on the Therapeutic Potential of Kappa Opioids.

•	Hired Heads of Clinical Development and Clinical Operations.

Expected Upcoming Milestones

•	Initiate I.V. CR845 Phase 3 Program in 3Q’15 with pivotal adaptive trial in laparoscopic abdominal surgery, with two additional Phase 3 trials in laparoscopic hysterectomy and bunionectomy to begin in 1H’16.

•	Report top-line efficacy data from the Phase 2 trial of I.V. CR845 in uremic pruritus in 2Q’15.

•	Initiate Phase 2 trial for Oral CR845 in OA (osteoarthritis) patients in 3Q’15.

•	Report top-line data from Phase 2 trial of Oral CR845 by the end of 2015.

First Quarter 2015 Financial Results

Net Loss: Net loss was $4.7 million, or $0.21 per basic and diluted share, for the first quarter of 2015, compared to net loss of $3.4 million, or $0.22 per basic and diluted share for the same period of 2014.

Revenues: Collaborative revenue was $489,000 for the first quarter of 2015, compared to $151,000 for the same period of 2014, comprising revenue that had been deferred upon entry into the license agreement with Maruishi Pharmaceutical Company Ltd. (Maruishi). Clinical compound revenue was $0 for the first quarter of 2015 compared to $27,000 for the same period of 2014, from the sale of clinical compound to Maruishi.

Research and Development (R&D) Expenses: R&D expenses were $3.4 million in the first quarter of 2015, compared to $2.2 million for the same period of 2014. The higher R&D expenses in the first quarter of 2015 were principally due to a net increase in direct preclinical studies and clinical trial costs, an increase in consultant services in support of preclinical studies and clinical trials, and increases in payroll, recruiting and related costs, including stock option expense, associated with R&D personnel.

General and Administrative (G&A) Expenses: G&A expenses were $1.8 million in the first quarter of 2015, compared to $1.4 million in the same period of 2014. The increase in the first quarter of 2015 was primarily due to increases in professional fees, public/investor relations costs, payroll and related costs, mostly due to increases in headcount, and directors’ and officers’ insurance costs.

Interest Income: Interest income was $14,000 for the first quarter of 2015, compared to $22,000 for the same period of 2014.

Cash Position: At March 31, 2015, cash and cash equivalents were $47.4 million, compared to $52.7 million at December 31, 2014. The decrease was principally related to cash and cash equivalents used in operating activities during the first quarter of 2015.

Conference Call

Cara management will host a conference call today at 4:30 p.m. ET to discuss first quarter 2015 financial results and provide a business update.

To participate in the conference call, please dial 855-445-2816 (domestic) or 484-756-4300 (international) and refer to conference ID 41947428. A live webcast of the call can be accessed under “Events and Presentations” in the News & Investors section of the Company’s website at www.CaraTherapeutics.com.

An archived webcast recording will be available on the Cara website beginning approximately two hours after the call.

About Cara Therapeutics

Cara Therapeutics is a clinical-stage biotechnology company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting kappa opioid receptors. Cara is developing a novel and proprietary class of product candidates that target the body’s peripheral nervous system and have demonstrated efficacy in patients with moderate-to-severe pain without inducing many of the undesirable side effects typically associated with currently available pain therapeutics.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the expected timing for the Company’s clinical trials and the reporting of clinical trial results, the acceptability to the FDA of the Company’s proposed Phase 3 program for I.V. CR845, the potential results of ongoing and planned clinical trials and future regulatory and development milestones for the Company’s product candidates, and the potential for CR845 to provide a new therapeutic approach to treating uremic pruritus. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Financial tables follow

CARA THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2015	2014

Revenue:
Collaborative revenue	$489	$151
Clinical compound revenue	—	27

Total revenue	489	178

Operating expenses:
Research and development	3,385	2,201
General and administrative	1,822	1,398

Total operating expenses	5,207	3,599

Operating loss	(4,718)	(3,421)

Interest income	14	22

Loss before benefit from income taxes	(4,704)	(3,399)

Benefit from income taxes	15	16

Net loss	$(4,689)	$(3,383)

Loss per share:
Basic and Diluted	$(0.21)	$(0.22)

Weighted average shares:
Basic and Diluted	22,808,479	15,654,079

CARA THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$47,422	$52,663
Income tax receivable	215	200
Prepaid expenses	1,420	287

Total current assets	49,057	53,150
Property and equipment, net	1,897	2,084
Restricted cash	700	700

Total assets	$51,654	$55,934

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,464	$1,946
Deferred Revenue	963	1,452

Total current liabilities	3,427	3,398

Deferred lease obligation	803	874

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	23	23
Additional paid-in capital	132,291	131,840
Accumulated deficit	(84,890)	(80,201)

Total stockholders’ equity	47,424	51,662

Total liabilities and stockholders’ equity	$51,654	$55,934

Contacts

Jesse Baumgartner, Stern Investor Relations, 212-362-1200

Annie Starr, 6 Degrees PR, 973-415-8838